UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2011

GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 7, 2011, Grubb & Ellis Company (the “Company”), received written notice from NYSE Regulation, Inc. (the “Notice”) that the 30 trading-day average closing price of its common stock had fallen below $1.00 and as a consequence, the Company was no longer in compliance with the continued listing criteria of the New York Stock Exchange (the “NYSE”) relating to minimum average trading price. As of April 4, 2011, the Company’s 30 trading-day average closing price was $0.99 per share.

The Company’s business operations, SEC reporting requirements and debt agreements are unaffected by the notification and the Company intends to cure the deficiency and to return to compliance with the NYSE continued listing requirements.

Under the NYSE’s rules, the Company has a period of six months, subject to extension under certain circumstances, from the date of the Notice to bring its share price and 30-trading-day average share price back above $1.00. During this period, the Company’s common stock will continue to be traded on the NYSE (with a “.BC” indicator affixed to the GBE ticker symbol), subject to the Company’s compliance with other NYSE continued listing criteria.

As required by the NYSE, in order to maintain its listing, the Company will notify the NYSE Regulation by April 21, 2011, that it intends to cure the price deficiency.

On April 8, 2011, the Company issued a press release regarding the Notice, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)   The following are filed as Exhibits to this Current Report on Form 8-K:

99.1   Press Release issued by Grubb & Ellis Company on April 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:  /s/ Michael J. Rispoli
Michael J. Rispoli
Executive Vice President and
Chief Financial Officer

Dated: April 8, 2011